AMENDED AND RESTATED FACILITIES AGREEMENT
This Amended and Restated Facilities Agreement (the “Agreement”) is made as of April 27, 2021, by and between EBA OpCo LLC, a Delaware limited liability company (“EBA”), and NETSTREIT Corp., a Maryland corporation (“NETSTREIT”).
RECITALS
WHEREAS:
A.    On December 23, 2019, EBA and NETSTREIT entered into a Facilities Agreement (the “Original Facilities Agreement”), pursuant to which NETSTREIT and its employees would reside in the EBA offices and utilize the facilities and equipment of EBA set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Facilities”);
B.    On the date hereof, NETSTREIT and EBA have entered into this Agreement pursuant to which the Original Facilities Agreement has been amended and restated; and
C.    EBA desires to provide such facilities and equipment to NETSTREIT on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the undersigned, the parties hereto agree as follows:
AGREEMENT
1.Facilities and Equipment. EBA shall provide to NETSTREIT the Facilities in which NETSTREIT and its employees will conduct business including office and cubicle space, access to shared facilities such as conference rooms and break rooms, and access to ancillary equipment and supplies.
2.Reimbursement of Facility Costs. As reimbursement for use of the Facilities, NETSTREIT will pay an allocation of the actual costs incurred by EBA pursuant to and in accordance with the method set forth on Exhibit A. Rent and related charges due to CBRE (hereinafter defined) pursuant to that certain Office Lease, dated as of August 2010, by CPUS Premier Place, LP (“CBRE”) as landlord, and EBA OpCo, LLC, as tenant (as the same has been amended from time to time, collectively, the “Lease”) shall be $20,386.09 per month, with payments made monthly in advance, on or before the first day of the month. All other reimbursements will be paid in arrears and due to EBA by the 15th of the month following the incurrence of the expense.
3.Term and Termination. This Agreement shall become effective as of the date hereof, and shall terminate on September 30, 2021 (the “Initial Term”). Upon the expiration of the Initial Term or any then-applicable Renewal Period (as defined below), as applicable, this Agreement shall automatically extend for succeeding terms of three (3) months each (each, a “Renewal Period”), upon the same terms, covenants, conditions and rental as set forth herein,

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unless either party gives the other party written notice at least thirty (30) days prior to the expiration of the Initial Term or the then-applicable Renewal Term, as applicable, of its desire not to automatically renew this Agreement.
4.Representations and Warranties by EBA and NETSTREIT. NETSTREIT and EBA, severally and not jointly, and each on their own behalf, represent and warrant to the other parties that: (a) the entry into this Agreement and the carrying out of the transactions contemplated hereby have been duly authorized by appropriate action and pursuant to the governing documents of such party; (b) the terms of this Agreement do not conflict with any obligation by which such party is bound, whether arising by contract, operation of law or otherwise; (c) this Agreement, when executed and delivered, will be binding upon such party in accordance with its terms; and (d) such party agrees to provide to the other appropriate party(ies) promptly all information, documents or other materials that reasonably deem necessary to perform such party’s obligations under this Agreement.
5.Covenant. NETSTREIT and EBA shall use commercially reasonable efforts to cooperate with each other regarding certain shared services, including but not limited to human resources, IT and administrative/executive assistants on such prices and terms as are reasonably acceptable to NETSTREIT and EBA.
6.Amendment and Termination. This Agreement and its exhibits may only be amended by the parties upon their mutual written consent.
7.Notice. Any notice, demand, direction or instruction to be given to NETSTREIT or EBA hereunder shall be in writing and shall be duly given if addressed as follows to the appropriate party or parties:
To NETSTREIT:

NETSTREIT Corp.
5910 N. Central Expressway, Suite 1600
Dallas, Texas 75206
Attention: Mark Manheimer, Chief Executive Officer
E-Mail address: mark.manheimer@eba-us.com

To EBA:

EBA OpCo LLC
5910 N. Central Expressway, Suite 1600
Dallas, Texas 75206
Attention: Todd Minnis, Chief Executive Officer
Email address: todd.minnis@eba-us.com

8.Miscellaneous.

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a.Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held contrary to any express provision of law or contrary to the policy of express law, though not expressly prohibited, or against public policy, or shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and in its place shall be inserted a valid and enforceable covenant, agreement, provision, or term as similar in effect as possible to such invalid covenant, agreement, provision or term, and such substitution shall in no way affect the validity or enforceability of the other provisions of this Agreement or the rights of the parties hereto.
b.Successors and Assigns. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.
c.Further Assurances. The parties agree to execute such instruments and documents as may be required by applicable law or that any of the parties reasonably deem necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the parties under this Agreement.
d.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and judicial interpretations thereof to the extent applicable. In the event of any inconsistency between any terms and conditions contained in this Agreement and any provisions of law, the terms of this Agreement shall govern and control except to the extent the applicable provision of law cannot be waived.
e.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.
f.Construction. The captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires. The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
g.Force Majeure. If this Agreement requires any party to this Agreement to take any action and any of the following occur: bank holidays, actions of governmental agencies, acts of God, terrorist acts, financial crises of a nature materially affecting the purchase and sale of securities or real estate, or other events beyond the reasonable control of such party (collectively, “Force Majeure Events”), then such party shall have such additional time period to take such action as is reasonable in light of the applicable Force Majeure Events. However, such party will not be excused from performing its obligations under this Agreement.

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h.Entire Agreement. Except as herein provided, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. It supersedes any prior agreement or understandings between them relating to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.
i.Arbitration. Any controversy, dispute or claim under this Agreement shall be submitted to arbitration.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
NetSTREIT Corp.,
a Maryland corporation

By:    /s/ Mark Manheimer
Name:    Mark Manheimer
Title:    Chief Executive Officer

[Signature Page to Amended and Restated Facilities Agreement]

EBA OPCO, LLC,
a Delaware limited liability company

By:    /s/ Todd Minnis
Name:    Todd Minnis
Title:    Chief Executive Officer

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Exhibit A
Facilities Provided

Function	Service	Treatment	Notes
Facilities
Offices	Rent/CAM	$20,386.09 fixed per month (includes amortized cost of improvements paid by EBA)	Paid in advance by 1st of month
	Parking	Included in Rent/CAM fixed amount	Paid in advance by 1st of month
	Utilities	Square footage of office space used as compared to total office space available	Paid in advance by 1st of month
	Printers/copiers/plants/internet (fixed monthly expenses)	Per head, based on total budgeted employees
	Coffee/groceries/snacks	Per head, based on total budgeted employees
	Office supplies	Per head, based on total budgeted employees
Computers	Existing employees	No charge for existing computer use.	NETSTREIT to buy computers for new employees.
File Access	Access to files	Allocation of costs for server support	NETSTREIT drive to be created -copy or move agreed upon files related to NETSTREIT logo, HR – allow “friendly” sharing of non-confidential documents and analyses as basis for NETSTREIT docs
Other	Other facilities not contemplated at the time of this Agreement	Use best fit of allocations listed above (square footage, employee count, user)
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